Exhibit 99.4(i)

TRADITIONAL / ROTH / SEP

INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

ARTICLE I

1.01	Purpose: The purpose of this Endorsement, which is attached to and made a part of the annuity Contract issued by Symetra, is to qualify the Contract as a Traditional IRA under Code Section 408(b) or a Roth IRA under Code Sections 408A and 408(b), as indicated on the application, through which the Owner adopts this Endorsement and thereby agrees to be bound by all terms and conditions of this Endorsement. The Owner has established this IRA to provide for the Owner’s retirement and for the support of his or her Beneficiary(ies) after death. You, the Owner, adopted this Endorsement as part of the application to the Contract. The Contract is established for the exclusive benefit of the Owner and his or her Beneficiary(ies). If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased individual, references in this Endorsement to the “Owner” are to the deceased individual. If any provisions of the Contract conflict with this Endorsement, the provisions of this Endorsement will apply, except for those definitions and provisions in this Endorsement describing features not included in your Contract. In no event will this Endorsement operate as both a Traditional IRA and a Roth IRA.

If this Endorsement is being provided to the Owner to amend a previously issued Contract qualified as a Traditional IRA or Roth IRA, then this Endorsement amends only those provisions of the Contract (including any endorsement to such Contract) that affect the Contract’s continued qualification as a Traditional IRA or Roth IRA. All other provisions of the Contract (including any endorsements thereto) remain unchanged.

1.02	Ownership Provisions: The Owner’s interest in the Contract is nonforfeitable, and the Contract is nontransferable and the Owner may exercise all rights under the Contract during his or her lifetime. In addition, the Contract may not be sold, assigned, discounted, or pledged as collateral or as security for the performance of an obligation or for any other purpose. The Owner shall comply with the tax qualified plan provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties.

ARTICLE II – DEFINITIONS

The following words and phrases, when used in this Endorsement with initial capital letters, shall, for the purpose of this Endorsement, have the meanings set forth below unless the context indicates that other meanings are intended.

2.01	Beneficiary: The individual(s) or entity(ies) properly named to receive any remaining IRA benefits upon the death of the Owner.

2.02	Code: The Internal Revenue Code of 1986, as amended from time to time.

2.03	Compensation: For purposes of sections 3.01 and 4.01 of this Endorsement, Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on Purchase Payments, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self employed IRA Owner takes for contributions made to a self-
employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in Code Section 1402(c)(6). The term compensation shall include any amount includible in the IRA Owner’s gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A). Compensation also includes any differential wage payments as defined in Code Section 3401(h)(2).

Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to Code Section 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making an IRA Purchase Payment.

2.04	Contract: The annuity Contract to which this Endorsement is attached.

2.05	Endorsement: This IRA Endorsement, which is a part of the Contract to which it is attached.

2.06	IRA: Either a Traditional IRA or Roth IRA unless otherwise indicated.

2.07	Owner: The individual who participates in this IRA, thereby owning the Contract. The Annuitant is the Owner. Any reference to “payee “ and/or “Annuitant” within Contract refers to the Owner.

2.08	Symetra: Symetra Life Insurance Company

2.09	Purchase Payment: Any payments made to the IRA.

2.10	Roth IRA: An individual retirement annuity as defined in Code Sections 408A and 408(b).

2.11	Regulations: Treasury regulations.

2.12	SIMPLE IRA: An IRA which satisfies the requirements of Code Sections 408(b) and 408(p).

2.13	Traditional IRA: An individual retirement annuity as defined in Code Section 408(b).

ARTICLE III – PROVISIONS GOVERNING TRADITIONAL IRAS

This Article III shall only apply if this IRA has been designated by the Owner on the application as a Traditional IRA.

3.01	Maximum Permissible Purchase Payments Symetra may accept Purchase Payments on behalf of the Owner for a tax year of the Owner.

A.	Regular Purchase Payments. Except in the case of a rollover Purchase Payment (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)) or a Purchase Payment made in accordance with the terms of a Simplified Employee Pension (SEP) plan as described in Code Section 408(k), no Purchase Payments will be accepted unless they are in cash, and the total of such Purchase Payments shall not exceed the lesser of 100 percent of the Owner’s Compensation, or $5,000 for any taxable year beginning in 2008 and years thereafter.

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After 2008, the Purchase Payment limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

If the Owner makes regular Purchase Payments to both Traditional and Roth IRAs for a taxable year, the maximum regular Purchase Payments that can be made to all the Owner’s Traditional IRAs for that taxable year is reduced by the regular Purchase Payments made to the Owner’s Roth IRAs for the taxable year.

B.	Catch-Up Purchase Payments. In the case of a Owner who is age 50 or older by the close of the taxable year, the annual Purchase Payment is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

C.	Additional Purchase Payments. In addition to the amounts described in Sections 3.01(A) and (B) of this Endorsement, an Owner may make additional Purchase Payments specifically authorized by statute such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation.

D.	Employees of Certain Bankrupt Employers. In addition to the amounts described in Section 3.01(A) and (C) of this Endorsement, an Owner who was a participant in a Code Section 401(k) plan of a certain employer in bankruptcy described in Code Section 219(b)(5)(C) may contribute up to $3,000 for taxable years beginning after 2006 and before 2010 only. An Owner who makes Purchase Payments under this section may not also make catch-up Purchase Payments.

E.	SIMPLE IRA. No Purchase Payments will be accepted under a SIMPLE IRA plan established by an employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to Purchase Payments made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, a SIMPLE IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the employee first participated in that employer’s SIMPLE IRA plan.

F.	Inherited IRA. If this is an inherited Traditional IRA within the meaning of Code Section 408(d)(3)(C), no additional Purchase Payments will be accepted.

3.02	Distribution Requirements

A.	Owner Distributions. Notwithstanding any provision of this Traditional IRA to the contrary, the distribution of the Owner’s interest in the Traditional IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Traditional IRA (as determined under Section 3.02(A)(4) of this Endorsement) must satisfy the requirements of Code Section 408(a)(6) and the Regulations thereunder, rather than Section 3.02(A)(1), (2) and (3) and Section 3.02(B) of this Endorsement.
1.

The entire interest of the Owner for whose benefit the Traditional IRA is maintained will commence to be distributed no later than the first day of April following the calendar year in which such Owner attains age 70 1/2 (the “required beginning date”) over

a.	the Owner’s life or the lives of such Owner and his or her designated beneficiary(ies), or

b.	a period certain not extending beyond the one Owner’s life expectancy or the joint and last survivor expectancy of such Owner and his or her designated beneficiary(ies).

Distributions must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As-1 and 4 of Regulations Section 1.401(a)(9)-6. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of 1.401(a)(9)-6. If this is an inherited Traditional IRA within the meaning of Code Section 408(d)(3)(C), this paragraph and Section 3.02(A)(2) and (A)(3) of this Endorsement do not apply.

2.	The distribution periods described in Section 3.02(A)(1) of this Endorsement cannot exceed the periods specified in Regulations Section 1.401(a)(9)-6.

3.	The first required distribution can be made as late as the required beginning date and must be the distribution that is required for one payment interval. The second distribution need not be made until the end of the next payment interval.

4.	The “interest” in the Traditional IRA for purposes of this Section is the prior December 31 balance adjusted to include the amount of any outstanding rollovers, transfers and recharacterizations under Q&As-7 and -8 of Regulations Section 1.408-8 and the actuarial value of any other benefits provided under the Traditional IRA, such as guaranteed death benefits.

5.	Symetra will not be liable for any penalties or taxes related to the Owner’s failure to take a required minimum distribution.

B.	Beneficiary Rights. If the Owner dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

1.	Death on or after Required Beginning Date. If the Owner dies on or after required distributions commence, the remaining portion of such Owner’s interest will continue to be distributed under the Contract option chosen.

2.	Death before Required Beginning Date. If the Owner dies before required distributions commence, such Owner’s entire interest will be distributed at least as rapidly as follows:

a.

If the designated beneficiary is someone other than the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if

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elected, in accordance with Section 3.02(B)(2)(c) of this Endorsement. If this is an inherited Traditional IRA within the meaning of Code Section 408(d)(3)(C) established for the benefit of a nonspouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Code Section 402(c)(11), then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse designated beneficiary may elect to have distributions made under this Section if the transfer is made no later than the end of the year following the year of death.

b.

If the Owner’s sole designated beneficiary is the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse’s life expectancy, or, if elected, in accordance with Section 3.02(B)(2)(c) of this Endorsement. If the surviving spouse dies before required distributions are required to begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with Section 3.02(B)(2)(c) of this Endorsement. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

c.	If there is no designated beneficiary, or, if applicable by operation of Section 3.02(B)(2)(a) or (b) of this Endorsement, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under Section 3.02(B)(2)(b) of this Endorsement).

d.	Life expectancy is determined using the Single Life Table in Q&A-1 of Regulations Section 1.401(a)(9)-9. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the year specified in Section 3.02(B)(2)(a) or (b) of this Endorsement and reduced by one for each subsequent year.

3.	The “interest” in the Traditional IRA for purposes of Section 3.02 of this Endorsement is the prior December 31 balance adjusted to include the amount of any outstanding rollovers, transfers and recharacterizations under Q&As-7 and -8 of Regulations Section 1.408-8 and the actuarial value of any other benefits provided under the Traditional IRA, such as guaranteed death benefits
4.	For purposes of Sections 3.02(B)(1) and (2) of this Endorsement, required distributions are considered to commence on the Owner’s required beginning date, or, if applicable, on the date distributions are required to begin to the surviving spouse under Section 3.02(B)(2)(b) of this Endorsement. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity Contract meeting the requirements of Regulations Section 1.401(a)(9)-6, the required distributions are considered to commence on the annuity starting date.

5.	If the sole designated beneficiary is the Owner’s surviving spouse, the spouse may elect to treat the Traditional IRA as his or her own Traditional IRA. This election will be deemed to have been made if such surviving spouse, who is the sole Beneficiary of the Traditional IRA, makes a Purchase Payment to the Traditional IRA or fails to take required distributions as a Beneficiary.

6.	The required minimum distributions payable to a designated beneficiary from this IRA may be withdrawn from another IRA the beneficiary holds from the same deceased Owner in accordance with Q&A-9 of Regulations Section 1.408-8.

7.	Symetra will not be liable for any penalties or taxes related to the Beneficiary’s failure to take a required minimum distribution.

ARTICLE IV – PROVISIONS GOVERNING ROTH IRAS

This Article IV shall apply if this IRA has been designated by the Owner on the application as a Roth IRA.

4.01	Purchase Payment Limits

A.	Maximum Permissible Amount. Except in the case of a qualified rollover contribution (as described in Section 4.01(G) of this Endorsement) or a recharacterization (as described in Section 4.01(F) of this Endorsement), no Purchase Payment will be accepted unless it is in cash, and the total of such Purchase Payments to all the Owner’s Roth IRAs for a taxable year does not exceed the applicable amount (as defined in Section 4.02(B) of this Endorsement), or the Owner’s Compensation (as defined in Section 2.04 of this Endorsement), if less, for that taxable year. The Purchase Payment described in the previous sentence that may not exceed the lesser of the applicable amount of the Owner’s Compensation is referred to as a regular Purchase Payment. However, notwithstanding the preceding limits on Purchase Payments, an Owner may make additional Purchase Payments specifically authorized by statute – such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation. Purchase Payments may be limited under Sections 4.01(C), (D) and (E) of this Endorsement.

B.	Applicable Amount. The applicable amount is determined below:

1.

If the Owner is under age 50, the applicable amount is $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the applicable Purchase Payment limit may be adjusted by the Secretary of the

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Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

2.	If the Owner is 50 or older, the applicable amount under Section 4.01(B)(1) of this Endorsement is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

3.	If the Owner was a participant in a Code Section 401(k) plan of a certain employer in bankruptcy described in Code Section 219(b)(5)(C), then the applicable amount under Section 3.02(A) of this Endorsement is increased by $3,000 for taxable years beginning after 2006 and before 2010 only. An Owner who makes contributions under this Section 4.01(B)(3) may not also make contributions under Section 4.01(B)(2).

C.	Regular Purchase Payment Limit. The maximum regular Purchase Payment that can be made to all the Owner’s Roth IRAs for a taxable year is the smaller amount determined under (1) or (2) below.

1.	If an Owner’s modified adjusted gross income (MAGI) falls within certain limits, as described in the following table, the maximum regular Purchase Payment that can be made to all the Owner’s IRAs for a taxable year is phased out ratably in accordance with the following table:

Filing Status	Full Purchase Payment	Phase-Out Range MAGI	No Purchase Payment
Single or Head of Household	$95,000 or less	Between $95,000 and $110,000	$110,000 or more

Joint Return or Qualifying Widow(er)	$150,000 or less	Between $150,000 and $160,000	$160,000 or more

Married – Separate Return	$0	Between $0 and $10,000	$10,000 or more

An Owner’s MAGI for a taxable year is defined in Code Section 408A(c)(3) and does not include any amount included in adjusted gross income as a result of a qualified rollover contribution. If the Owner’s MAGI for a taxable year is in the phase-out range, the maximum regular Purchase Payment determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the MAGI limits above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 408A(c)(3). Such adjustments will be in multiples of $1,000.

2.	If the Owner makes regular Purchase Payments to both Roth and Traditional IRAs for a taxable year, the maximum regular Purchase Payment that can be made to all the Owner’s Roth IRAs for that taxable year is reduced by the regular Purchase Payments made to the Owner’s Traditional IRAs for the taxable year.

D.	SIMPLE IRA Limits. No Purchase Payments will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the employee first participated in that employer’s SIMPLE IRA plan.

E.	Inherited Roth IRA. If this is an inherited Roth IRA within the meaning of Code Section 408(d)(3)(C), no regular Roth IRA Purchase Payments will be accepted.

F.	Recharacterization. A regular Purchase Payment to a Traditional IRA may be recharacterized pursuant to the rules in Regulations Section 1.408A-5 as a regular Purchase Payment to this Roth IRA, subject to the limits in Section 4.01(C) of this Endorsement.

G.	Qualified Rollover Contribution. A qualified rollover contribution is a rollover of a distribution from an eligible retirement plan described in Code Section 402(c)(8)(B). If the distribution is from a Roth IRA, the rollover must meet the requirements of Code Section 408(d)(3), except the one-rollover-per-year rule of Code Section 408(d)(3)(B) does not apply if the distribution is from a Traditional or SIMPLE IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes Sections 4.01(G)(1) and (2) below.

1.	All or part of a military death gratuity or servicemembers’ group life insurance (SGLI) payment may be contributed if the contribution is made within one year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under Code Section 408(d)(3)(B).

2.	All or part of an airline payment (as defined in Section 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (WRERA), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

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4.02	Distribution Requirements

A.	Owner Distributions. No amount is required to be distributed from the Contract prior to the death of the Owner for whose benefit the Contract was originally established. If this is an inherited Roth IRA within the meaning of Code section 408(d)(3)(C), this Section does not apply.

B.	Beneficiary Rights. If the Owner dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

1.	Notwithstanding any provision of this Roth IRA to the contrary, the distribution of the Owner’s interest in the Roth IRA shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Roth IRA (as determined under Section 4.02(B)(3) of this Endorsement) must satisfy the requirements of Code Section 408(a)(6), as modified by Code Section 408A(c)(5), and the Regulations thereunder, rather than the distribution rules in Sections 4.02(B)(2), (3), (4) and (5) of this Endorsement.

2.	Upon the death of the Owner, his or her entire interest will be distributed at least as rapidly as follows:

a.	If the designated beneficiary is someone other than the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the designated beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if elected, in accordance with Section 4.02(B)(2)(c) of this Endorsement. If this is an inherited Roth IRA within the meaning of Code Section 408(d)(3)(C) established for the benefit of a nonspouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Code Section 402(c)(11), then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse designated beneficiary may elect to have distributions made under this Section if the transfer is made no later than the end of the year following the year of death.

b.

If the Owner’s designated beneficiary is the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse’s life expectancy, or, if elected, in accordance with Section 4.02(B)(2)(c) of this Endorsement. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with Section 4.02(B)(2)(c) of this Endorsement.

If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

c.	If there is no designated beneficiary, or if applicable by operation of Section 4.02(B)(2)(a) or (b) of this Endorsement, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under Section 4.02(B)(2)(b) of this Endorsement).

d.	Life expectancy is determined using the Single Life Table in Q&A-1 of Regulations Section 1.401(a)(9)-9. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the designated beneficiary’s age in the year specified in Section 4.02(B)(2)(a) or (b) of this Endorsement, and reduced by one for each subsequent year.

3.	The “interest” in the Roth IRA for purposes of Section 4.02 of this Endorsement is the prior December 31 balance adjusted to include the amount of any outstanding rollovers, transfers and recharacterizations under Q&As-7 and -8 of Regulations Section 1.408-8 and the actuarial value of any other benefits provided under the Roth IRA, such as guaranteed death benefits.

4.	For purposes of Section 4.02(B)(2)(b) of this Endorsement, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such section. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity Contract meeting the requirements of Regulations Section 1.401(a)(9)-6, then required distributions are considered to commence on the annuity starting date.

5.	If the sole designated beneficiary is the Owner’s surviving spouse, the spouse may elect to treat the Roth IRA as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse, who is the sole Beneficiary of the Roth IRA, makes a Purchase Payment to the Roth IRA or fails to take required distributions as a Beneficiary.

6.	The required minimum distributions payable to a designated beneficiary from this Roth IRA may be withdrawn from another Roth IRA the Beneficiary holds from the same decedent in accordance with Q&A-9 of Regulations Section 1.408-8.

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7.	Symetra will not be liable for any penalties or taxes related to the Beneficiary’s failure to take a required minimum distribution.

ARTICLE V – PROVISIONS GOVERNING BOTH TRADITIONAL AND ROTH IRAS

5.01	Reporting: The Owner agrees to provide Symetra with information necessary for Symetra to prepare any report required under the Code and related Regulations including Code Sections 408(i) and 408A(d)(3)(D) (pertaining to Roth IRAs), Regulations Sections 1.408-5 and 1.408-6 and under guidance published by the Internal Revenue Service (IRS).

Symetra shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the IRS.

5.02	Amendments: Any amendment made for the purpose of complying with provisions of the Code and related Regulations may be made without the consent of the Owner.

5.03	Responsibility of the Parties: Symetra shall not be responsible for any penalties, taxes, judgments or expenses incurred by the Owner in connection with this IRA and shall have no duty to determine whether any Purchase Payments to or distributions from this IRA comply with the Code, Regulations, rulings or this Endorsement.

Symetra Life Insurance Company

[Thomas M. Marra]

[President]

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